Exhibit 10(a)

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT (the “Agreement”), dated as of March __ 2011, between American Medical Alert Corp., a New York Company (the “Company”), and [            ] (the “Indemnitee”).

WHEREAS, it is essential to the Company to attract and retain as directors and officers the most capable persons available;

WHEREAS, Indemnitee is or will be a director or officer of the Company;

WHEREAS, both the Company and Indemnitee recognize the risk of litigation and other claims being asserted against directors and officers of public companies;

WHEREAS, the By-laws of the Company require the Company to indemnify its directors and officers to the fullest extent permitted by law and the Indemnitee has been serving as a director or officer of the Company in part in reliance on such By-laws, and said by-laws also provide that the indemnification provided for under the New York Business Company Law shall not be the exclusive source of indemnification and advancement of expenses and that other rights to indemnification and eadvancement of expenses can be authorized by, among other things, an agreement providing for such;

WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s continued service to the Company in an effective manner, and Indemnitee’s reliance on the aforesaid By-laws, and in part to provide Indemnitee with specific contractual assurance that the protection promised by such By-laws will be available to Indemnitee, regardless of, among other things, any amendment to or revocation of such By-laws or any change in the composition of the Board of Directors of the Company (the “Board of Directors”) or acquisition transaction relating to the Company, the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies;

NOW, THEREFORE, in consideration of the premises and of Indemnitee continuing to serve the Company directly or, at its request, another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Certain Definitions:

(a)           Change in Control:  shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company’s then outstanding Voting Securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the shareholders of the Company approve (x) a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least a majority of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (y) a plan of complete liquidation of the Company or (z) an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all the Company’s assets.

(b)           Claim:  any threatened, pending or completed action, suit, arbitration or proceeding, or any inquiry or investigation, and any appeal thereof, whether instituted by the Company or any other party (including, without limitation, any governmental entity), that Indemnitee in good faith believes might lead to the institution of any such action, suit, arbitration or proceeding, whether civil, criminal, administrative, investigative or other.

(c)           Expenses:  subject to paragraph 4, include all attorneys’ and experts’ fees, expenses and charges and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any Claim relating to any Indemnifiable Event

(d)           Indemnifiable Event:  any event or occurrence, occurring prior to or after the date of this Agreement, related to the fact that Indemnitee is, was or agreed to serve as, a director, officer, employee, consultant, trustee, agent or fiduciary of the Company, or is or was serving or agreed to serve, at the request of the Company, as a director, officer, employee, consultant, trustee, agent or fiduciary of another company, partnership, limited liability company, joint venture, employee benefit plan, trust or other entity or enterprise, or by reason of anything done or not done by Indemnitee in any such capacity.

(e)           Independent Legal Counsel: an attorney or firm of attorneys, selected in accordance with the provisions of Section 3, who shall not have otherwise performed services for the Company or any affiliate of the Company or Indemnitee within the preceding five years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(f)           Reviewing Party:  any appropriate person or body consisting of a member or members of the Board of Directors or any other person or body appointed by the Board of Directors who is not a party to the particular Claim for which Indemnitee is seeking indemnification, or Independent Legal Counsel under the circumstances described in Section 3.

(g)           Voting Securities:  any securities of the Company which vote generally in the election of directors.

2.           Basic Indemnification Arrangement.

(a)           In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising all or in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable, but in any event no later than thirty days after written demand is presented to the Company, against any and all Expenses, judgments, fines (including excise taxes assessed on the Indemnitee with respect to an employee benefit plan), penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement) of such Claim; provided that no indemnification may be made to or on behalf of Indemnitee if a judgment or other final adjudication adverse to Indemnitee establishes that Indemnitee’s  acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that Indemnitee personally gained in fact a financial profit or other advantage to which Indemnitee was not legally entitled.  If so requested by Indemnitee, the Company shall advance (within two business days of such request) any and all Expenses to Indemnitee (an “Expense Advance”) to the extent permitted by law and subject to Section 4 hereof. Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by Indemnitee, other than pursuant to Sections 5 or 19, unless the Board of Directors has authorized or consented to the initiation of such Claim.

(b)           Notwithstanding the foregoing, (i) the obligations of the Company under Section 2(a) shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the Independent Legal Counsel referred to in Section 3 hereof is involved) that Indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an Expense Advance pursuant to Section 2(a) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). If there has not been a Change in Control, the Reviewing Party shall be selected by the Board of Directors and, if there has been a Change in Control, the Reviewing Party shall be the Independent Legal Counsel referred to in Section 3 hereof. If there has been no determination by the Reviewing Party within thirty days or if the Reviewing Party determines that Indemnitee would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in any court of competent jurisdiction seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

(c)           Contribution.  If the indemnification provided for in Section 2(a) above for any reason is held by a court of competent jurisdiction to be unavailable to the Indemnitee in respect of any losses, claims, damages, expenses or liabilities referred to therein, then the Company, in lieu of indemnifying the Indemnitee, shall contribute to the amount paid or payable by the Indemnitee as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company (including its subsidiaries) and the Indemnitee from the transaction or occurrence that the action or inaction leading to the Indemnifiable Event related to, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company (including its subsidiaries) and the Indemnitee in connection with the action or inaction which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations.  In connection with the registration of securities of the Company or any of its Subsidiaries, the relative benefits received by the Company (including its subsidiaries) and the Indemnitee shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company (including its subsidiaries) and the Indemnitee, in each case as set forth in the table contained in the applicable prospectus, bear to the aggregate public offering price of the securities so offered. In connection with the registration of securities of the Company or any of its Subsidiaries, the relative fault of the Company (including its subsidiaries) and the Indemnitee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company (including its subsidiaries) or the Indemnitee and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 2(c) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

3.           Change in Control. The Company agrees that, if there is a Change in Control of the Company, then, with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement or the Company’s By-laws now or hereafter in effect relating to Claims for Indemnifiable Events, the Company shall seek legal advice only from Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld or delayed). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to promptly pay the reasonable fees of the Independent Legal Counsel and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

4.           Procedures.  Promptly after receipt by Indemnitee of notice of the assertion of any claim or notice of the commencement of any claim, action, suit or proceeding, Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve it from any liability which it may have to Indemnitee otherwise than under this Agreement. With respect to any such claim, action, suit or proceeding:

(a)           the Company will be entitled to participate therein at its own expense; and

(b)           except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof with counsel reasonably satisfactory to Indemnitee.  After notice from the Company to Indemnitee of its election so to assume the defense thereof, the Company will not be liable under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ separate counsel in such claim, action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at Indemnitee’s expense unless (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such claim, action, suit or proceeding, or (iii) the Company shall not in fact have employed counsel to assume the defense of such claim, action, suit or proceeding in each of which cases the fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any claim, action, suit or proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made the conclusion provided for in (ii) above.

5.           Indemnification for Additional Expenses.  The Company shall indemnify Indemnitee against any and all expenses (including attorneys’ fees) and, if requested by Indemnitee, shall (within two business days of such request) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or the Company’s By-laws now or hereafter in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

6.           Partial Indemnity, Etc. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties and amounts paid in settlement of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

7.           Continuity of Rights.  The right of the Indemnitee to indemnification and advancement of expenses under this Agreement shall (i) continue after the Indemnitee has ceased to serve in a capacity which would entitle the Indemnitee to indemnification or advancement of expenses pursuant to this Agreement with respect to acts or omissions occurring prior to such cessation, (ii) inure to the benefit of the heirs, executors and administrators of the Indemnitee, (iii) apply with respect to acts or omissions occurring prior to the execution and delivery of this Agreement to the fullest extent permitted by law.

8.           Settlement.  The Company shall not, without the prior written consent of Indemnitee, effect any settlement of any threatened or pending Claim to which Indemnitee is or could have been a party, unless such settlement solely involves the payment of money and includes an unconditional release of Indemnitee from all liability on any claims that are the subject matter of such Claim. The Company will not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any claim, action, suit or proceeding effected without its written consent, which consent shall not be unreasonably withheld.

9.           No Presumptions. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.

10.           Nonexclusivity, Etc. The rights of the Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company’s By-laws, the New York Business Corporation Law, any vote of shareholders or disinterested directors or otherwise.  Notwithstanding the foregoing, this agreement shall supercede any prior agreement between the Company and Indemnitee with respect to the subject matter hereof.  To the extent that a change in the New York Business Corporation Law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s By-laws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. To the extent that a change in the New York Business Corporation Law (whether by statute or judicial decision) narrows the right of the Company to indemnify its directors and officers, such changes, to the extent not otherwise required by law, shall have no effect on this Agreement or the parties’ rights and obligations hereunder. No repeal or modification of the Company’s Certificate of InCorporation or By-laws shall in any way diminish or adversely affect the rights of the Indemnitee under this Agreement.

11.           Liability Insurance.  To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer. If, at the time of the receipt of a demand for indemnification or Expense Advance, the Company maintains directors’ and officers’ liability insurance, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the insurance policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

12.           Amendments, Etc.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be effective unless in writing executed by party sought to be charged, and no waiver shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

13.           Subrogation.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

14.           No Duplication of Payments.  The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy or otherwise) or such payment have been made on behalf of Indemnitee, of the amounts otherwise indemnifiable hereunder.

15.           Successors; Binding Effect.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, executors and personal and legal representatives. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer or director of the Company or of any other enterprise at the Company’s request.

16.           Severability.  The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law. Furthermore, if such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such undertaking will be deemed to have been modified or amended, and any competent court or arbitrator are hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law.

17.           Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand to, and received by, the party addressee, on the date of such receipt or (ii) if mailed by domestic certified or registered mail with postage prepaid, or nationally recognized overnight courier, upon actual receipt. Addresses for notice to any party are shown on the signature page of this Agreement, or as subsequently modified by written notice.

18.           Additional Acts, Etc.  If for the validation of any of the undertakings in this Agreement any act, resolution, approval or other procedure is required, the Company undertakes to cause such act, resolution, approval or other procedure to be affected or adopted in a manner that will enable the Company to fulfill its obligations under this Agreement.

19.           Fees and Expenses of Enforcement.  It is the intent of the Company that Indemnitee not be required to incur legal fees and or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Indemnitee hereunder. Accordingly, without limiting the generality or effect of any other provision hereof, if it should reasonably appear to Indemnitee that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to the Indemnitee hereunder, the Company irrevocably authorizes the Indemnitee from time to time to retain counsel of Indemnitee’s choice, at the expense of the Company, to advise and represent the Indemnitee in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company. Without respect to whether the Indemnitee prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Indemnitee in connection with any of the foregoing.

20.           Specific Performance.  The parties recognize that if any provision of this Agreement is violated by the Company, Indemnitee may be without an adequate remedy at law. Accordingly, in the event of any such violation, Indemnitee shall be entitled, if Indemnitee so elects, to institute proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation, or to obtain any relief or any combination of the foregoing as Indemnitee may elect to pursue.

21.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

22.           Effective Date.  This Agreement shall become on the first date this Agreement has been executed by both parties.

[Execution Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this      day of [            ], [            ].

American Medical Alert Corp.

By:
Name:
Title:
Address:

Indemnitee

By:
Name:
Address: